Exhibit 5

RAICE, PAYKIN, GREENBLATT, LESSER & KRIEG LLP

ATTORNEYS AT LAW

185 MADISON AVENUE, 10TH FLOOR

NEW YORK, NEW YORK 10016

_______________________________________

(212) 725-4423 • FAX (212) 684-9022

PINCHUS D. RAICE**	COUNSEL
JOSEPH N. PAYKINΔ
JUDAH D. GREENBLATT++	CLAUDIO H. BERGAMASCO**
Robert I. Lesser**	LESLIE A. MARTEY*
CHARLES D. KRIEG *	DAVID J. MINDER*
DAVID C. THOMAS*	PARSHHUERAM T. MISIR**
JAMES KLATSKY*	MARTIN MUSHKIN***
DAVID J. WOLKENSTEIN*	JOHN M. TANNENBAUM+

*	ADMITTED IN NY
**	ADMITTED IN NY AND NJ
***	ADMITTED IN NY and CT
Δ	ADMITTED IN NY AND FL
++	ADMITTED IN NY, NJ and CT
+	ADMITTED IN NY, CT AND DC

April 5, 2005

VirTra Systems, Inc.

440 North Center
Arlington, Texas 76011

Re: VirTra Systems, Inc. - Registration Statement on Form SB-2 (the "Registration Statement")

Gentlemen:

We are acting as counsel for VirTra Systems, Inc., a Texas corporation (the "Company"), in connection with the proposed resale by certain shareholders of the Company pursuant to the Registration Statement of up to 25,625,000 shares of the Company's common stock, par value $.005 per share, of the Company (the "Shares"). Of the 25,625,000 Shares, 75,000 Shares (the “Cella Shares") were previously issued, up to 18,000,000 Shares may be issued pursuant to an investment agreement dated February 25, 2005 with Dutchess Private Equities Fund II, L.P. (the "Investment Agreement") relating to the Company's equity line of credit with that firm, up to 6,800,000 Shares which may be issued to holders of the Company's convertible subordinated debentures issued on February 25, 2005 (the "Debentures"), and up to 750,000 Shares may be issued upon the exercise of common stock purchase warrants issued to Dutchess Private Equities Fund, L.P., and Dutchess Private Equities Fund II, L.P., the debenture holders, on February, 25, 2005 (the "Warrants").

We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In our  examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we

VirTra Systems, Inc.

March 5, 2005

have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

Based on the foregoing, we are of the opinion that the Cella Shares have been, and the remaining Shares will be, upon sale in accordance with the Investment Agreement, issuance and delivery upon conversion of the Debentures, and issuance and delivery upon exercise of the Warrants, as the case may be, validly issued, fully paid and nonassessable.

Our opinion is limited in all cases to matters arising under the Business Corporation Act of the State of Texas. We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Raice, Paykin, Greenblatt, Lesser & Krieg LLP

By:       /s/ David C. Thomas